Elizabeth A. Watkins
312-263-0110, ext. 1627
ewatkins@ziegler.com

FOR IMMEDIATE RELEASE

Ziegler Exchange Traded Trust Announces Change to Previously
Announced Dividend

CHICAGO, DECEMBER 3, 2008 - The Ziegler Exchange Traded Trust announced today a change in the amount of the dividend to be paid by the NYSE Arca Tech 100 ETF (NYSE: NXT) on Friday December 19, 2008. The Trust stated that the ETF will be paying a dividend from net investment income in the amount of $0.25726 per share on Friday, December 19, 2008, to shareholders of record at the close of business on December 17, 2008. The ex-dividend date is Monday, December 15, 2008.

Due to an internal miscalculation, the Trust mistakenly reported in a Press Release dated November 24, 2008, that the ETF would pay dividend in the amount of $0.09 per share.

For more information on the NYSE Arca Tech 100 ETF, please visit: http://www.NXT100.com or call 1-888-832-3863.

ABOUT ZIEGLER CAPITAL MANAGEMENT, LLC
Ziegler Capital Management, LLC (ZCM) serves as investment advisor to Ziegler Exchange Traded Trust. The NYSE Arca Tech 100 ETF is a designated series of Ziegler Exchange Traded Trust, an open-end investment company. ZCM is a wholly-owned subsidiary of The Ziegler Companies, Inc. (symbol: ZGCO), a growth-oriented investment banking and investment services boutique. Ziegler Capital Management currently manages approximately $3.1 billion in fixed-income and equity assets, including $700 million in mutual fund investments, through its fund family, North Track Funds. B.C. Ziegler and Company distributor. Member FINRA/SIPC.

Prospective purchasers of the NYSE Arca Tech 100 ETF should consider the investment objectives, risks, charges and expenses carefully before investing. This and other important information regarding the ETF can be found in the Prospectus and Product Description, which can be obtained by calling 888.798.TECH (8324), or visiting www.nxt100.com. Please read these documents carefully before investing.

Investing involves risk and may result in the loss of principal. Sector investing, especially within the technology sector, is subject to concentrated portfolio risks and non-diversification risks, which may result in daily price fluctuations that are more extreme than those of the overall stock market. Diversification does not ensure a profit or guarantee against a loss.

NYSE Arca Tech 100SM is a service mark of the NYSE Group, Inc. (“NYSE”) and NYSE Arca, Inc. and has been licensed for use by Ziegler Exchange Traded Trust. Neither the Trust nor the ETF are endorsed or sold by NYSE or its affiliates. NYSE does not make any representation or warranty regarding the Trust or the Fund or the ability of the NYSE Arca Tech 100SM Index to track general stock market performance.